Annex B

GENERAL PARTNERS, CONTROL PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF CERTAIN REPORTING PERSONS

The following sets forth the name, position, address, principal occupation and citizenship of each general partner, control person, director and/or executive officer of the Reporting Persons (the “Instruction C Persons”). To the best of the Reporting Persons’ knowledge, (i) none of the Instruction C Persons during the last five years has been convicted in a criminal proceeding (excluding traffic violations or other similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws and (ii) none of the Instruction C Persons owns any Common Stock or is party to any contract or agreement as would require disclosure in this Schedule 13D.

Lightship Capital GP, LLC

Name	Position	Citizenship	Present Principal Occupation	Business Address
Dino Cusumano	President	USA	General Partner, American Industrial Partners	450 Lexington Avenue, 40th Floor, New York, New York 10017
Richard Dennis	Vice President	USA	Partner, American Industrial Partners	450 Lexington Avenue, 40th Floor, New York, New York 10017
Jan Trnka-Amrhein	Vice President	USA	Partner, American Industrial Partners	450 Lexington Avenue, 40th Floor, New York, New York 10017
Stanley Edme	Secretary and Vice President	USA	Partner and Chief Compliance Officer, American Industrial Partners	450 Lexington Avenue, 40th Floor, New York, New York 10017
Louis Tedesco	Secretary and Vice President	USA	Partner and Chief Financial Officer, American Industrial Partners	450 Lexington Avenue, 40th Floor, New York, New York 10017

AIPCF VIII (Cayman), Ltd.

Name	Position	Citizenship	Present Principal Occupation	Business Address
Kim Marvin	Director	USA	General Partner, American Industrial Partners	450 Lexington Avenue, 40th Floor, New York, New York 10017
Dino Cusumano	Director	USA	General Partner, American Industrial Partners	450 Lexington Avenue, 40th Floor, New York, New York 10017
Justin Fish	Director	USA	General Partner, American Industrial Partners	450 Lexington Avenue, 40th Floor, New York, New York 10017